Exhibit 10.1

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (the "Agreement") is made and effective this September 1, 2017.

BETWEEN:	Devgen, LLC (the "Contractor"), an LLC organized under the laws of Georgia with its head office located at: 12340 Beragio Place, Alpharetta, GA 30004;

AND:
Nexus Enterprise Solutions, Inc. (the "Client"), a corporation organized and existing under the laws of the State of Wyoming, with its head office located at: 6810 N. State Road 7,Coconut Creek, FL 33073

In the event of a conflict in the provisions of any attachments hereto and the provisions set forth in this Agreement, the provisions of such attachments shall govern.

In consideration of the foregoing and of the mutual promises set forth herein, and intending to be legally bound, the parties hereto agree as follows:

1.	DEFINITIONS

a.	"Clients Business" means the field of commercial lead generation, segmentation and distribution.

b.
"Confidential Information" means any and all information related to the Client's Business (including trade secrets, technical information, business forecasts and strategies, marketing plans, customer and supplier lists, personnel information, financial data and proprietary information of third parties provide to Client in confidence) that is labeled or identified as "confidential" or "proprietary" or that Contractors otherwise knows, or would reasonable be expected to know, Client considers to be confidential or proprietary or Client has a duty to treat as confidential.

c.
"Deliverables" means the items to be provided or actually provided by Contractor to Client under this Agreement, including items specifically designated or characterized as deliverables in Exhibit A.  All Deliverables must also be accompanied by Acceptance Criteria.

d.	"Acceptance Criteria" means the written criteria for accepting a Deliverable. Each Deliverable must have measurable criteria against which it can be assessed for acceptability.

e.
"Intellectual Property" means all concepts, Confidential Information, data, designs, diagrams, documentation, drawings, flow charts, formulae, ideas and inventions (whether or not patentable or reduced to practice), know-how, materials, marketing and development plans, marks (including brand names, product names, logos and slogans) methods, models, net lists, procedures, protocols, schematics, specifications, techniques, test vector tools, works of authorship.

Exhibit 10.1 -- Page 1

f.
"Intellectual Property Rights" means all past, present and future rights of the following types, which may exists or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask work rights; (b) trademarks and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) rights in or related to registrations, renewals, extensions, combinations, divisions, and reissues of any applications for, any of the rights referred to in clauses (a) through (e) of this sentence in the scope of the Client's Business.

g.	"Services" means the services to be performed or actually performed by Contractor under this Agreement as noted in Exhibit A.

h.
"Work Product" means (a) all Deliverables, (b) all Intellectual Property, in any stage of development that Contractor conceives, creates, developers or reduces to practice in connection with performing the Services, and (c) all tangible embodiments (including models, presentations, prototypes, reports, samples, and summaries) of each item of such Intellectual Property.

i.	"Gross Profit" means the total amount the Client is paid by its customers less the costs of the items sold to the customers (not including operational costs of the Client).

j.	"Cause" means a material breach of this Agreement that has not been cured in accordance with provisions for cure during Cure Period as described herein.

2.	ENGAGEMENT

2.1 Services
Contractor agrees to perform for Client the services, produce Deliverables and lead the company towards the Performance Targets listed in Exhibit A, attached hereto and executed by both Client and Contractor. Such services are hereinafter collectively referred to as "Services." Client agrees that Contractor shall have ready access to Client's staff and resources as necessary to perform the Contractor's Services provided for by this contract.

2.2 Change Proposals
Services cited in Exhibit A may be amended with a mutually agreed Change Proposal on a quarterly basis. Performance Targets cited in Exhibit A may be amended (plus or minus 10% maximum) on a semi-annual basis. Change Proposals must be submitted in writing to the other Party. The receiving Party has five (5) business days to accept or reject a Change Proposal. If the receiving Party does not respond to accept, reject or request further information regarding a Change Proposal within the five (5) day period, it shall be deemed accepted and become a binding part of this Agreement.  The submission of a reasonable rejection of a Change Proposal will not constitute a breach of this Agreement.

2.3 Acceptance Procedures
Client will have five (5) days to evaluate any interim and final Deliverables (the "Acceptance Period") to ensure that they meet the Acceptance Criteria for said Deliverable and are of professional, technical and general quality consistent with industry standards.  If the Client rejects any Deliverable during the Acceptance Period, Contractor shall have the opportunity to correct the Deliverable as described in Section 16.2 hereof.

Exhibit 10.1 -- Page 2

3.  WORK PRODUCT

3.1	Disclosure of Work Product
In accordance with Exhibit A, including any schedule therein, Contractor will deliver all Deliverables and disclose all other Work Product to Client (or any person designated by Client in writing) in the form specified in Exhibit A or otherwise designated by Client.

3.2	Ownership and Assignment of Work Product
Generally, Contractor agrees that all Work Product will be the sole and exclusive property of Client. Contractor hereby irrevocably and unconditionally assigns to Client all right, title and interest worldwide in and to the Work Product and all Intellectual Property rights thereto.

3.3	Trademarks and Trade Names
Without limiting the generality of Section 3.2,Contractor will have no interest in any trademark or trade name in the Work Product; Client will be the sole and exclusive owner of all right, title and interest to any trademark or tradenames. Any and all use of the such trademarks and tradenames by Contractor shall be deemed made by Client for the purposes of trademark registration and will inure solely to the benefit of Client for such purposes.  Contractor will not contest, oppose or challenge Client's ownership of the trademarks and tradenames in the Work Product, or do anything to impair Clients ownership or rights in such trademarks or tradenames.  Contractor agrees it will not create, adopt or use a corporate name, trademark, or any other designation that includes any trademark or trade name of Client (including those in the Work Product) or a term confusingly similar to any such trademark or tradename.  In particular, Contractor agrees it will not register, or attempt to register, in any jurisdiction worldwide any trademark or trade name of Client (including those in the Work Product) or a term confusingly similar to any such trademark or tradename.

3.4  Cooperation and Assistance
Contractor will at Client's request (a) cooperate with and assist Client, both during and after the term of this Agreement for a period of one (1) year, in perfecting, maintaining, protecting, and enforcing the Client's rights in the Work Product, and (b) execute and deliver to Client any documents deemed necessary or appropriate by Client in its discretion to perfect, maintain, protect, or enforce Client's rights in the Work Product or otherwise carry out the purpose of this Agreement. Client shall pay Contractor's then current hourly rate for such Cooperation and Assistance including any out-of-pocket expenses actually incurred by Contractor in fulfilling obligations under this Section 3.4.

4.  CONSULTING PERIOD

4.1	Basic Term
The Client hereby retains the Contractor and Contractor agrees to render to the Client those Services described in Exhibit A for the period (the "Consulting Period") commencing on the date of this Agreement and ending upon the earlier of (i) August 31, 2020 (the "Term Date"), and (ii) the date the Consulting Period is terminated in accordance with Section 7. The Client shall pay the Contractor the compensation to which it is entitled under Section 5 through the end of the Consulting Period, and, thereafter, the Client's obligations hereunder shall end.

Exhibit 10.1 -- Page 3

4.2.	Renewal
Subject to Section 7, the Consulting Period will be automatically renewed for an additional 12 month period (without any action by either party) on the Term Date and on each anniversary thereof, unless one party gives to the other written notice 90 days in advance of the beginning of any 12 month renewal period that the Consulting Period is to be terminated.

5.  COMPENSATION, BENEFITS AND EXPENSES

5.1.	Compensation
In consideration of the services to be rendered hereunder, including, without limitation, services to any Affiliated Client, Contractor shall be paid as specified in Exhibit B

5.2.	Benefits
Other than the compensation specified in Exhibit B, neither Contractor nor its Agents shall not be entitled to any direct or indirect compensation for services performed hereunder.

5.3.	Expenses
The Client shall reimburse Contractor for reasonable travel and other business expenses incurred by its Agents in the performance of the duties hereunder in accordance with the Client's general policies, as they may be amended from time to time during the course of this Agreement.

6.	INVOICING

Client shall pay the amounts agreed to herein upon receipt of invoices which shall be sent by Contractor, and Client shall pay the amount of such invoices to Contractor as specified in the Exhibit B.

7.	TERMINATION

7.1	Termination by Client without Cause
Client may terminate this Agreement without Cause effective upon ten (10) days prior written notice to Contractor. Upon termination of this Agreement without cause, Client will:

a)	Pay Contractor six (6) months of Monthly Fee cited in Exhibit B
b)	Pay Contractor six (6) months of Variable Fee (based on average of previous three (3) month variable fees) cited in Exhibit B
c)	Accelerate vesting of all Stock Options, cited in Exhibit C, for the remainder of the calendar year at the time of notice.
d)	Reimburse any outstanding expenses submitted by Contractor prior to effective date of termination.

7.2	Termination by Client with Cause
Client may terminate this Agreement with Cause effective upon ten (10) days prior written notice to Contractor. Upon termination of this Agreement with cause, Client will:

a)	Pay Contractor current month Monthly Fee cited in Exhibit B
b)	Pay Contractor current month of Variable Fee cited in Exhibit B
c)	Accelerate vesting of all Stock Options, cited in Exhibit C, for the remainder of the calendar quarter.

Exhibit 10.1 -- Page 4

7.3	Termination by Contractor without Cause
Contractor may terminate this Agreement without Cause effective upon ten (10) days prior written notice to Contractor. Upon termination of this Agreement with cause, Client will:

a)	Pay Contractor current month Monthly Fee cited in Exhibit B
b)	Pay Contractor current month of Variable Fee cited in Exhibit B
c)	Accelerate vesting of all Stock Options, cited in Exhibit C, for the remainder of the calendar quarter.

7.4	Termination Due to Bankruptcy, Receivership
The Consulting Period shall terminate and the Client's obligations hereunder (including the obligation to pay Contractor compensation under Section 5 shall cease upon the occurrence of: (i) the appointment of a receiver, liquidator, or trustee for the Client by decree of competent authority in connection with any adjudication or determination by such authority that the Client is bankrupt or insolvent; (ii) the filing by the Client of a petition in voluntary bankruptcy, the making of an assignment for the benefit of its creditors, or the entering into of a composition with its creditors; or (iii) any formal action of the Board to terminate the Client's existence or otherwise to wind up the Client's affairs.

8.	TERMINATION OBLIGATIONS

Contractor hereby acknowledges and agrees that all property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, Proprietary Information (as defined below), and equipment furnished to or prepared by Contractor or its Agents in the course of or incident to its rendering of services to the Client, including, without limitation, records and any other materials pertaining to Invention Ideas (as defined below), belong to the Client and shall be promptly returned to the Client upon termination of the Consulting Period. Following termination, neither Contractor nor any of its Agents will not retain any written or other tangible material containing any Proprietary Information.

Contractor specifically agrees that for a period of twenty four (24) months after the Termination, Contractor will not perform the same Services as were performed for Client  for any business in the United States which is in the same Business as the Client.

The representations and warranties contained herein and Contractor's obligations under Sections 3 and 10 shall survive termination of the Consulting Period and the expiration of this Agreement.

9.	ASSIGNMENT; SUCCESSORS AND ASSIGNS

Contractor agrees that it will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Contractor's rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Client with, or its merger into, any other corporation, or the sale by the Client of all or substantially all of its properties or assets, or the assignment by the Client of this Agreement and the performance of its obligations hereunder to any successor in interest or any Affiliated Client. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

Exhibit 10.1 -- Page 5

10.	CONFIDENTIAL INFORMATION

Each party hereto ("Such Party") shall hold in trust for the other party hereto ("Such Other Party"), and shall not disclose to any non-party to the Agreement, any Confidential Information of such Other Party.

Contractor hereby acknowledges that during the performance of this contract, the Contractor may learn or receive confidential Client information and therefore Contractor hereby confirms that all such information relating to the client's business will be kept confidential by the Contractor, except to the extent that such information is required to be divulged to the Contractor's clerical or support staff or associates in order to enable Contractor to perform Contractor's contract obligation.

a)
Contractor agrees not to disclose or use, except as required in Contractor's duties, at any time, any information disclosed to or acquired by Contractor during the term of this contract. Contractor shall disclose promptly to Client all inventions, discoveries, formulas, processes, designs, trade secrets, and other useful technical information and know-how made, discovered, or developed by Contractor (either alone or in conjunction with any other person) during the term of this contract. Contractor agrees that he shall not, without the written consent of Client, disclose to third parties or use for his own financial benefit or for the financial or other benefit of any competitor of Client, any information, data, and know-how, manuals, disks, or otherwise, including all programs, decks, listings, tapes, summaries of any papers, documents, plans, specifications, or drawings.

b)	Contractor shall take all reasonable precautions to prevent any other person with whom Contractor is or may become associated from acquiring confidential information at any time.

c)	Contractor agrees that all Confidential Information shall be deemed to be and shall be treated as the sole and exclusive property of Client.

d)
Upon termination of this contract, Contractor shall deliver to Client all drawings, manuals, letters, notes, notebooks, reports, and all other materials (including all copies of such materials), relating to such confidential information which are in the possession or under the control of Contractor. Contractor shall sign secrecy agreements provided by Client.

Exhibit 10.1 -- Page 6

11.	STATUS OF CONTRACTOR

Contractor is an independent contractor and neither Contractor nor Contractor's staff is or shall be deemed to be employed by Client. Client is hereby contracting with Contractor for the Services described on Exhibit A and Contractor reserves the right to determine the method, manner and mean by which the services will be performed. Contractor is not required to perform the services during a fixed hourly or daily time and if the services are performed at the Client's premises, then Contractors time spent at the premises is to be at the discretion of the Contractor; subject to the Client's normal business hours and security requirements. Contractor hereby confirms to Client that Client will not be required to furnish or provide any training to Contractor to enable Contractor to perform services required hereunder. The services shall be performed by Contractor or Contractor's staff, and Client shall not be required to hire, supervise or pay any assistants to help Contractor who performs the services under this agreement. Contractor shall not be required to devote Contractor's full time nor the full time of Contractor's staff to the performance of the services required hereunder, and it is acknowledged that Contractor has other Clients and Contractor offers services to the general public. The order or sequence in which the work is to be performed shall be under the control of Contractor. Except to the extent that the Contractor's work must be performed on or with Client's computers or Client's existing software, all materials used in providing the services shall be provided by Contractor. Contractor's services hereunder cannot be terminated or cancelled short of completion of the services agreed upon except for Contractor's failure to perform the contract's specification as required hereunder and conversely, subject to Client's obligation to make full and timely payment(s) for Contractor's services as set forth in Exhibit B, Contractor shall be obligated to complete the Services agreed upon and shall be liable for non-performance of the Services to the extent and as provided in Paragraph 3 hereof. Client shall not provide any insurance coverage of any kind for Contractor or Contractor's staff, and Client will not withhold any amount that would normally be withheld from an employee's pay. Contractor shall take appropriate measures to ensure that Contractor's staff is competent and that they do not breach Section 10 hereof.

Each of the parties hereto agrees that, while performing Services under this Agreement, and for a period of 12 months following the termination of this Agreement, neither party will, except with the other party's written approval, solicit or offer employment to the other party's employees or staff engaged in any efforts under this Agreement.

12.	CLIENT REPRESENTATIVE

Client's Board of Directors shall represent the Client during the performance of this contract with respect to the services and deliverables as defined herein and has authority to execute written modifications or additions to this contract as defined in Section 2.

13.	TAXES

Any and all taxes, except income taxes, imposed or assessed by reason of this contract or its performance, including but not limited to sales or use taxes, shall be paid by the Client. Contractors shall be responsible for any taxes or penalties assessed by reason of any claims that Contractor is an employee of Client and Client and Contractor specifically agree that Contractor is not an employee of Client.

Exhibit 10.1 -- Page 7

14.	LIABILITY

Contractor warrants to Client that the material, analysis, data, programs and services to be delivered or rendered hereunder, will be of the kind and quality designated and will be performed by qualified personnel. Special requirements for format or standards to be followed shall be attached as an additional Exhibit and executed by both Client and Contractor. Contractor makes no other warranties, whether written, oral or implied, including without limitation, warranty of fitness for purpose or merchantability. In no event shall Contractor be liable for special or consequential damages, either in contract or tort, whether or not the possibility of such damages has been disclosed to Contractor in advance or could have been reasonably foreseen by Contractor, and in the event this limitation of damages is held unenforceable then the parties agree that by reason of the difficulty in foreseeing possible damages all liability to Client shall be limited to $10,000 (ten thousand dollars) as liquidated damages and not as a penalty.

15.	ENFORCEABLE

The provisions of this Agreement shall be enforceable notwithstanding the existence of any claim or cause of action of the Contractor against the Client whether predicated on this Agreement or otherwise.

16.	REPRESENTATIONS AND WARRANTIES

16.1  General
Contractor represents, warrants and covenants that:
a)	Contractor will not knowingly, in the course of performing the Services, infringe or misappropriate the Intellectual Property Right of any other person; and
b)	Neither the Work Product nor any element thereof will be the subject to any restriction, mortgage, lien, claim, pledge, security interest, or encumbrance when delivered by Contractor to Client; and
c)	Contractor has full right, power, and authority to enter into and perform this Agreement without the consent of any third party; and
d)	Contractor will comply with all laws, regulations and ordinances applicable to Contactor's performance of the Services and its other obligations under this Agreement; and

16.2  Performance
Contractor warrants that the Work Product will fully conform to the specifications, requirements, and other terms in Exhibit A. In the event of a breach of this warranty, without limiting any other rights or remedies Client may have, Contractor will promptly repair or replace the Work Product at no additional charge to Client; if the breach has not been fully cured within thirty (30) days after Contractor received notice thereof (or such longer period of time as Client may, in its discretion, give Contractor to cure the breach, by written notice to the Contractor) (the "Cure Period"), Client shall be deemed to have Cause for termination for a period of fourteen (14) days past the Cure Period.

17.	COMPLETE AGREEMENT

This agreement contains the entire agreement between the parties hereto with respect to the matters covered herein. No other agreements, representations, warranties or other matters, oral or written, purportedly agreed to or represented by or on behalf of Contractor by any of its employees or agents, or contained in any sales materials or brochures, shall be deemed to bind the parties hereto with respect to the subject matter hereof. Client acknowledges that it is entering into this Agreement solely on the basis of the representations contained herein.

Exhibit 10.1 -- Page 8

18.	INDEMNIFICATION

Contractor hereby indemnifies and agrees to defend and hold harmless the Client from and against any and all claims, demands and actions, and any liabilities, damages or expenses resulting there from, including court costs and reasonable attorneys' fees, arising out of or relating to the Services performed by Contractor under this Agreement or the representations and warranties made by Contractor pursuant to Section 16 hereof. Contractor's obligations under this Section 18 hereof shall survive the termination, for any reason, of this Agreement. But, in no event will Client be entitled to any offset against compensation or Fees owed to Contractor. In the event of any third-party claim, demand, suit, or action ( a "Claim") for which Client (or any of its affiliates, employees, or agents) is or may be indemnification hereunder, Client will defend such Claim against Contractor and Clients sole expense.

19.	ATTORNEY'S FEES

Should either party hereto, or any heir, personal representative, successor or assign of either party hereto, resort to litigation to enforce this Agreement, the party or parties prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to recover its or their reasonable attorneys' fees and costs in such litigation from the party or parties against whom enforcement was sought.

20.	NONWAIVER

No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Client, by an executive officer of the Client or other person duly authorized by the Client.

21.	APPLICABLE LAW

Contractor shall comply with all applicable laws in performing Services but shall be held harmless for violation of any governmental procurement regulation to which it may be subject but to which reference is not made in Exhibit A. This Agreement shall be construed in accordance with the laws of the State of Florida.

22.	SEVERABILITY; ENFORCEMENT

If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect. It is the intention of the parties that the covenants contained in Sections 3 and 10 shall be enforced to the greatest extent (but to no greater extent) in time, area, and degree of participation as is permitted by the law of that jurisdiction whose law is found to be applicable to any acts allegedly in breach of these covenants. It being the purpose of this Agreement to govern competition by Contractor anywhere throughout the world, these covenants shall be governed by and construed according to that law (from among those jurisdictions arguably applicable to this Agreement and those in which a breach of this Agreement is alleged to have occurred or to be threatened) which best gives them effect.

Exhibit 10.1 -- Page 9

23.	SCOPE OF AGREEMENT

If the scope of any of the provisions of the Agreement is too broad in any respect whatsoever to permit enforcement to its full extent, then such provisions shall be enforced to the maximum extent permitted by law, and the parties hereto consent and agree that such scope may be judicially modified accordingly and that the whole of such provisions of this Agreement shall not thereby fail, but that the scope of such provisions shall be curtailed only to the extent necessary to conform to law.

24.	NOTICES

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the Client at:

Nexus Enterprise Solutions
6810 N. State Road 7
Coconut Creek, FL 33073

or to the Contractor at:

Christopher Ashe
DevGen, LLC
12340 Beragio Place
Alpharetta, GA 30004

Notice of change of address shall be effective only when done in accordance with this Section.

25.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties with respect to the subject matter;
all prior agreements, representations, statements, negotiations and undertakings are superseded hereby.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth first above, with full knowledge of its content and significance and intending to be legally bound by the terms hereof.

CLIENT	CONTRACTOR

Authorized Signature	Authorized Signature

Print Name and Title	Print Name and Title

Exhibit 10.1 -- Page 10

Exhibit A
Services, Deliverables, Performance Targets

1.	Position: Chief Executive Officer

2.	Services
a.	Attend knowledge transfer sessions with former CEO.
b.	Assume full operational control of day to day activities by January 1, 2018.

3.	Deliverables:
a.	Business Plan that identifies market and technology focus of the Client including Performance Targets.Due no later than 12/15/17

4.	Performance Targets
a.	To be mutually developed and agreed upon as stated in the Business Plan deliverable.

Exhibit 10.1 -- Page 11

Exhibit B
Compensation

1.	Monthly Fee – Contractor shall be paid a monthly fee of $10,000 (ten thousand dollars).
2.	Variable Fee – Contractor shall be paid a variable amount based on the following formula:
a.	5% (five percent) of Total Gross Profit under $100,000 (one hundred thousand dollars)
b.	4% (four percent) of Total Gross Profit over $100,000 (one hundred thousand dollars)
c.	5% (five percent) of Gross Profit from Customers sold by Contractor
3.
Minimum Combined Fee – For a period of 1 year past the Effective Date of this Agreement, Contractor shall be paid a minimum combined fee of $12,000. If the Monthly Fee and Variable Fee do not equal $12,000 (twelve thousand dollars) or greater, Contractor shall be paid $12,000 (twelve thousand dollars) for the month.

a.
Three Months Exception Period – For 3 months pas the Effective Date of this Agreement, the $2,000 (two thousand dollars) of the Minimum Combined Fee will be taken as a Promissory Note as described in Section 4 below.

4.
Promissory Note – Client agrees to pay Contractor the Amount of $6,000 (six thousand dollars) over twelve months in equal installments of $500 (five hundred dollars) per month starting in the fourth month.

5.	Stock Awards – Contractor shall receive a total of 1,200,000 (one million two hundred thousand) shares of common stock on the following schedule:
a.	Day of Execution of the Agreement:	200,000 (two hundred thousand) shares
b.	1/10/18	83,333
c.	4/1/18	83,333
d.	7/1/18	83,333
e.	10/1/18	83,333
f.	1/10/19	83,333
g.	4/1/19	83,333
h.	7/1/19	83,333
i.	10/1/19	83,333
j.	1/10/20	83,333
k.	4/1/20	83,333
l.	7/1/20	83,333
m.	10/1/20	83,333

6.	Invoicing –
a.	Monthly Fee shall be invoiced by Contractor in the 3rd week of each month and due on the first day of each month.
b.	Variable Fees shall be invoiced in the first week of each month (for the previous month's performance) and due on the closest business day to the 15th of each month.
7.	Delivery of Payment – payments shall be delivered to Contractor via priority delivery service ( such as Fedex or UPS) within 1 day of the due date.

Exhibit B Continues on next page with Compensation Examples.

Exhibit 10.1 -- Page 12

Exhibit B - continued
Compensation Examples

Examples

1.	Total Gross Profit = $40,000 Monthly Fee = $10,000 Gross Profit Sold By Contractor = $0 Variable Fee = 40,000 X .05 = $2,000 Monthly Fee + Variable Fee = $12,000

2.
Total Gross Profit = $60,000
Monthly Fee = $10,000
Gross Profit Sold By Contractor = $10,000
Variable Fee = 60,000 X .05 = $3,000
Variable Fee Sold By Contractor = $10,000 X .05 = $500
Monthly Fee + Variable Fees = $13,500

3.
Total Gross Profit = $130,000
Monthly Fee = $10,000
Gross Profit Sold By Contractor = $10,000
Variable Fee = 100,000 X .05 = $5,000
Variable Fee = 30,000 X .04 = $1,200
Variable Fee Sold By Contractor = $10,000 X .05 = $500
 Monthly Fee + Variable Fees = $16,700

Exhibit 10.1 -- Page 13